Exhibit 3.3

NATIONAL BEEF PACKING COMPANY, LLC
AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

DATED AS OF AUGUST         , 2010

TABLE OF CONTENTS

1.	DEFINITIONS		2
2.	FORMATION AND PURPOSE		6
	2.1	Conversion; Formation	6
	2.2	Name	6
	2.3	Registered Office/Agent	6
	2.4	Term	6
	2.5	Purpose	7
	2.6	Powers	7
	2.7	Certificates	8
	2.8	Principal Office	8
3.	MEMBERSHIP, CAPITAL CONTRIBUTIONS AND UNITS		8
	3.1	Members	8
	3.2	Member Interests and Units	8
	3.3	Additional Units	8
	3.4	Capital Contributions	10
	3.5	Termination of Governance Rights	10
4.	CAPITAL ACCOUNTS		10
	4.1	Allocations	10
	4.2	Capital Accounts	10
	4.3	Revaluations of Assets and Capital Account Adjustments	11
	4.4	Additional Capital Account Adjustments	11
	4.5	Additional Capital Account Provisions	11
5.	DISTRIBUTIONS AND ALLOCATIONS OF PROFIT AND LOSS		11
	5.1	Manager Determination	11
	5.2	Distributions	12
	5.3	No Violation	12
	5.4	Withholdings	12
	5.5	Property Distributions and Installment Sales	13
	5.6	Net Profit or Net Loss	13
	5.7	Regulatory Allocations	14
	5.8	Tax Allocations: Code Section 704(c) and Unrealized Appreciation or Depreciation	14
6.	STATUS, RIGHTS AND POWERS OF MEMBERS AND CERTAIN MEMBER AGREEMENTS		15
	6.1	Limited Liability	15
	6.2	Return of Distributions of Capital	15
	6.3	No Management or Control	15
	6.4	Specific Limitations	16
	6.5	Member Voting	16
	6.6	Required Consents	16
	6.7	Restrictions on Member Competition	16
	6.8	Agreement to Negotiate Certain Requirements Contracts in Good Faith	18
	6.9	Agreement Regarding Waiver of Right of Set-off	18
	6.10	Member Compensation; Expenses; Loans	18

i

7.	DESIGNATION, RIGHTS, AUTHORITIES, POWERS, RESPONSIBILITIES AND DUTIES OF THE MANAGER		19
	7.1	Manager	19
	7.2	Resignation	19
	7.3	Authority of the Manager	19
	7.4	Reliance by Third Parties	20
	7.5	Removal	20
	7.6	Vacancies	20
8.	DESIGNATION, RIGHTS, AUTHORITIES, POWERS, RESPONSIBILITIES AND DUTIES OF OFFICERS AND AGENTS		20
	8.1	Officers, Agents	20
	8.2	Appointment	20
	8.3	Tenure	20
	8.4	Vacancies	20
	8.5	Resignation and Removal	20
	8.6	Compensation	21
	8.7	Delegation	21
9.	BOOKS, RECORDS, ACCOUNTING AND REPORTS		21
	9.1	Books and Records	21
	9.2	Delivery to Member, Inspection; etc.	21
	9.3	Accounting; Fiscal Year	22
	9.4	Reports	22
	9.5	Filings	23
	9.6	Non-Disclosure	23
	9.7	Restrictions on Receipt	23
10.	TAX MATTERS MEMBER		24
	10.1	Tax Matters Member	24
	10.2	Indemnity of Tax Matters Member	24
	10.3	Tax Returns	24
	10.4	Tax Elections	24
	10.5	Tax Information	24
11.	TRANSFER OF INTERESTS		24
	11.1	Restricted Transfer	24
	11.2	Consent	25
	11.3	Withdrawal of Member	25
	11.4	Noncomplying Transfers Void	25
	11.5	Amendment of Exhibit 3.1	25
12.	TAKE-ALONG RIGHTS		25
	12.1	Take-Along Rights	25
	12.2	Tag-Along Rights	27
	12.3	Founding Members’ Tag-Along Rights	28
13.	DISSOLUTION OF COMPANY		30
	13.1	Termination of Membership	30
	13.2	Events of Dissolution	30
	13.3	Liquidation	30
	13.4	No Action for Dissolution	31

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	13.5	No Further Claim	31
14.	INDEMNIFICATION		31
	14.1	General	31
	14.2	Exculpation	32
	14.3	Persons Entitled to Indemnity	32
	14.4	Procedure Agreements	32
	14.5	Duties of the Manager	32
	14.6	Interested Transactions	32
	14.7	Fiduciary and Other Duties	32
15.	REPRESENTATIONS AND COVENANTS BY THE MEMBERS		33
	15.1	Investment Intent	33
	15.2	Securities Regulation	33
	15.3	Knowledge and Experience	33
	15.4	Economic Risk	33
	15.5	Binding Agreement	33
	15.6	Tax Position	33
	15.7	Information	33
	15.8	Licenses and Permits	34
16.	CREATION OF HOLDING COMPANY		34
17.	AMENDMENTS TO AGREEMENT		34
	17.1	Amendments	34
	17.2	Corresponding Amendment of Certificate	34
	17.3	Binding Effect	35
18.	GENERAL		35
	18.1	Successors; Delaware Law; Etc.	35
	18.2	Notices, Etc.	35
	18.3	Execution of Documents	35
	18.4	Consent to Jurisdiction	36
	18.5	Waiver of Jury Trial	36
	18.6	Severability	36
	18.7	Table of Contents, Headings	37
	18.8	No Third Party Rights	37

iii

NATIONAL BEEF PACKING COMPANY, LLC
AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

This Amended and Restated Limited Liability Company Agreement of National Beef Packing Company, LLC is entered into and made effective as of August         , 2010, by and among U.S. Premium Beef, LLC, a Delaware limited liability company (“USPB”), NBPCo Holdings, LLC, a South Dakota limited liability company (“NBPCo Holdings”), TKK Investments, LLC, a Missouri limited liability company (“TKK”), TMKCo LLC, a Missouri limited liability company (“TMK”) and National Beef, Inc., a Delaware corporation (“NBI”) (with certain other Persons from time to time party hereto, collectively the “Members”).

RECITALS

WHEREAS, National Beef Packing Company, L.P., a Delaware limited partnership (the “Partnership”), was organized by the filing of a Certificate of Limited Partnership with the Secretary of State of the State of Delaware on March 30, 1993;

WHEREAS, NB Acquisition, LLC, a Delaware limited liability company (“Acquiring”), was formed by the Members and others as a transitory legal entity to facilitate the acquisition of the direct and indirect interests of Farmland Industries, Inc. in the Partnership, and, immediately upon the completion of the acquisition, the Partnership caused Acquiring to be merged into the Partnership, with the Partnership surviving the merger;

WHEREAS, immediately following the merger, the Partnership was converted to National Beef Packing Company, LLC (the “Company”) as the result of a statutory conversion of the Partnership under Delaware law;

WHEREAS, the Members entered into the Limited Liability Company Agreement of the Company dated as of August 6, 2003, as amended and as in effect immediately prior to the effectiveness of this Agreement (the “Original Agreement”) to provide for, among other things, the management of the business and affairs of the Company, the allocation of profits and losses among the Members, the respective rights and obligations of the Members to each other and to the Company, and certain other matters;

WHEREAS, the Board of Managers and all current Members have approved a proposed plan of reorganization (the “Reorganization”) to be effective as of the Effective Date under which a new member, NBI, has been formed, and will purchase membership units using the proceeds from an initial public offering (the “IPO”) of its common stock, and become the sole Manager of the Company;

WHEREAS, as part of the Reorganization and prior to the sale of Units to NBI, all outstanding Class A Units, Class A-1 Units and Class B Units will be converted to a new Class of A Units (“the “New Class A Units”) as shown on Exhibit 3.1;

WHEREAS, as part of the Reorganization, the Founding Members will enter into an exchange agreement (the “Exchange Agreement”) with NBI providing for the exchange, from time to time, of their remaining Units for cash or common stock of NBI or a combination of both; and

WHEREAS, the Founding Members and NBI now wish to amend and restate the Original Agreement to reflect the admission of NBI as a member, the appointment of NBI as the sole Manager of the Company, and certain other transactions that are part of the Reorganization.

AGREEMENT

NOW, THEREFORE, the Members agree as follows:

1.              DEFINITIONS

For purposes of this Agreement:  (a) references to “Articles,” “Exhibits” and “Sections” are to Articles, Exhibits and Sections of this Agreement unless explicitly indicated otherwise; (b) references to statutes include all rules and regulations thereunder, and all amendments and successors thereto from time to time; and (c) the word “including” shall be construed as “including without limitation.”

“Accountants” means KPMG, LLP, or such other “Big Four” accounting firm designated by the Manager from time to time.

“Accredited Investor” has the meaning defined in Regulation D under Section 4(2) of the Securities Act.

“Act” means the Delaware Limited Liability Company Act (6 Del. C. § 18-101, et seq.).

“Acquiring” is defined in the Recitals to this Agreement.

“Affiliate” means with respect to any specified Person, any Person that directly or through one or more intermediaries Controls or is Controlled by or is under common Control with the specified Person.

“Agreement” means this Amended and Restated Limited Liability Company Agreement of the Company dated as of August     , 2010, as amended from time to time.

“Alternative Tax Rate” is defined in Section 5.2.1.

“Asset Value” of any property of the Company means its adjusted basis for federal income tax purposes unless:

(a)                                  the property was accepted by the Company as a contribution to capital at a value different from its adjusted basis, in which event the initial Asset Value for such property shall mean the gross fair market value of the property agreed to by the Company and the contributing Member; or

(b)                                 as a consequence of the issuance of additional Units or the redemption of all or part of the Interest of a Member, the property of the Company is revalued in accordance with Section 4.3.

As of any date, references to the “then prevailing Asset Value” of any property shall mean the Asset Value last determined for such property less the depreciation, amortization and cost recovery deductions taken into account in computing Net Profit or Net Loss in fiscal periods subsequent to such prior determination date.

“Base Tax Rate” is defined in Section 5.2.1.

“Capital Account” is defined in Section 4.2.

“Capital Contribution” means with respect to any Member, the sum of (i) the amount of money plus (ii) the fair market value of any other property (net of liabilities assumed or to which the property is subject) contributed to the Company with respect to the Interest held by such Member pursuant to this Agreement.

“Certificate of Formation” means the Certificate of Formation of the Company, and any amendments thereto and restatements thereof, filed on behalf of the Company with the Delaware Secretary of State pursuant to Sections 18-214 and 18-201 of the Act.

“Class A Unit” means a Unit that was designated as such pursuant to Section 3.2 of the Original Agreement and shall include the Class A Units and Class A-1 Units.

“Class B Unit” means a Unit that was designated as such pursuant to Section 3.2 of the Original Agreement, and shall include the Class B-1 Units and the Class B-2 Units.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” means the National Beef Packing Company, LLC, a Delaware limited liability company.

“Competitor” or “Competing Business” means a business, or a Person conducting or Controlling a business, that directly or indirectly competes with the business of the Company by engaging in the business of beef slaughtering, or the business of beef slaughtering and processing, in the United States or Mexico.

“Competing Facility” means any beef slaughtering facility, or any beef slaughtering and processing facility, owned by a Competing Business in the United States or Mexico.

“Confidential Information” is defined in Section 9.6.

“Control” (including the terms “Controlling”, “Controlled by” and “under common Control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

“Distribution” means cash or property (net of liabilities assumed or to which the property is subject) distributed to a Member in respect of the Member’s Interest.

“Effective Date” means the date on which the closing of the IPO occurs.

“Exchange Agreement” means that certain Exchange Agreement dated as of August     , 2010 by and among the Company, NBI and the Founding Members.

“Fiscal Year” means the fiscal year of the Company, which shall be the Company’s taxable year as determined under Regulations Section 1.441-1 or Section 1.441-2 and the Regulations under Section 706 of the Code, or such other Fiscal Year as determined by the Manager.  The Fiscal Year may be different than the Company’s fiscal year for accounting purposes.

“Founding Members” means (a) USPB and NPBCo Holdings, so long as they own Units; and (b) TKK and TMK, so long as they own Units and are controlled by Timothy M. Klein.  Any Founding Member who transfers all of such Founding Member’s Units shall cease to be a Founding Member and shall no longer have the rights afforded a Founding Member under this Agreement.

“GAAP” means generally accepted accounting principles in effect in the United States of America from time to time.

“Governance Rights” means the rights of a Member or with respect to an Interest, or benefits accorded to such Member or with respect to such Interest, pursuant to Section 6.6 (Required Consents), Section 7.6 (Vacancies), Article 12 (Take-Along Rights) or Section 16 (Creation of Holding Company); provided, however, that the obligations of such Member or with respect to such Interest in such designated sections or otherwise in this Agreement shall not be included in the definition of “Governance Rights.”

“Indemnified Persons” is defined in Section 14.1.

“Interest” means, with respect to any Member as of any time, such Member’s limited liability company interest in the Company, together with such Member’s rights and obligations with respect thereto set forth in this Agreement.

“IPO” means the initial public offering by NBI of its Class A Common Stock pursuant to a registration statement under the Securities Act.

“Management Services Agreement” means that certain Management Services Agreement dated as of August         , 2010 between the Company and NBI, as amended from time to time.

“Manager” is defined in Section 7.1.

“Medicare Tax” means the tax imposed on an individual’s proportionate share of the Company’s taxable income allocated to such individual pursuant to Section 1411 of the Code or similar law.

“Members” means the Persons listed as members on Exhibit 3.1 and any other Person that both acquires an Interest in the Company and is admitted to the Company as a Member.

“NBI” is defined in the introductory paragraph.

“NBPCo Holdings” is defined in the introductory paragraph.

“Net Profit” and “Net Loss” are defined in Section 5.6.

“New Class A Unit” means a Unit that was designated as such pursuant to Section 3.2 of this Agreement.

“New Tax” means any Federal or state tax which is imposed based on or measured by the proportionate share of the Company’s taxable income allocated to an individual or corporate member pursuant to a law enacted after the effective date of this Amended and Restated Limited Liability Company Agreement.

 “Original Agreement” is defined in the Recitals.

“Ownership Interest” means any capital stock, share, partnership interest, membership interest, unit of participation, joint venture interest of any kind or other similar interest (however designated) in any Person and any option, warrant, purchase right, conversion right, exchange rights or other contractual obligation which would entitle any Person to acquire any such interest in such Person or otherwise entitle any Person to share in the equity, profit, earnings, losses or gains of such Person (including stock appreciation, phantom stock, profit participation or other similar rights).

“Partnership” is defined in the Recitals.

“Percentage Interest” of a Member as of a particular time shall mean the percentage that the number of Units then held by such Member represents of the total number of Units then outstanding.

“Person” means an individual, partnership, joint venture, association, corporation, trust, estate, limited liability company, limited liability partnership, unincorporated entity of any kind, governmental entity, or any other legal entity.

“Post-IPO Membership Units” means the total number of Units collectively beneficially owned by each of the Founding Members immediately following the consummation of the IPO (or, in the event that any over-allotment option granted to the underwriters of the IPO is exercised in whole or in part, then such term shall refer to the total number of Units beneficially owned by the Founding Members immediately following the closing of the final exercise of such option).

“Regulation D” means Regulation D under the Securities Act.

“Regulations” means the Treasury regulations, including temporary regulations, promulgated under the Code.

“Regulatory Allocations” is defined in Section 5.7.

“Reorganization” is defined in the Recitals.

“Securities Act” means the Securities Act of 1933, as amended, and the rules, regulations and interpretations promulgated pursuant thereto.

“Self-Employment Tax” means the tax imposed on the Company’s taxable income allocated to an individual member pursuant to Section 1401 of the Code.

“Tax Distribution” is defined in Section 5.2.1.

“Tax Matters Member” is defined in Section 10.1.

“TKK” is defined in the introductory paragraph.

“TMK” is defined in the introductory paragraph.

“Transfer” means a sale, assignment, pledge, encumbrance, abandonment, disposition or other transfer.

“Units” are defined in Section 3.2.

“USPB” is defined in the introductory paragraph.

2.              FORMATION AND PURPOSE

2.1  Conversion; Formation.  The Company was established as a limited liability company in accordance with the Act by the filing of the Certificate of Conversion and Certificate of Formation with the Delaware Secretary of State pursuant to Section 18-214 of the Act.  The rights and liabilities of the Members shall be determined pursuant to the Act and this Agreement.  To the extent that the rights or obligations of any Member are different by reason of any provision of this Agreement than they would be in the absence of such provision, this Agreement shall, to the extent permitted by the Act, control.

2.2  Name.  The name of the Company is “National Beef Packing Company, LLC”.  The business of the Company may be conducted under that name or, upon compliance with applicable laws, any other name that the Manager deems appropriate.  The Manager shall file, or shall cause to be filed, any fictitious name certificates and similar filings, and any amendments thereto, that the Manager considers appropriate.

2.3  Registered Office/Agent.  The registered office required to be maintained by the Company in the State of Delaware pursuant to the Act shall be c/o The Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.  The name and address of the registered agent of the Company pursuant to the Act shall be The Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.  The Company may, upon compliance with the applicable provisions of the Act, change its registered office or registered agent from time to time in the discretion of the Manager.

2.4  Term.  The term of the Company shall continue indefinitely unless sooner terminated as provided herein.  The existence of the Company as a separate legal entity shall continue until the cancellation of the Certificate of Formation as provided in the Act.

2.5  Purpose.  The Company is formed for the purpose of, and the nature of the business to be conducted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act and engaging in any activities necessary, convenient or incidental thereto.

2.6  Powers.  Without limiting the generality of Section 2.5, the Company shall have the power and authority to take any actions necessary, convenient or incidental to or for the furtherance of the purposes set forth in Section 2.5, including without limitation the power:

(a)                                  To conduct its business, carry on its operations and exercise the powers granted to a limited liability company by the Act in any country, state, territory, district or other jurisdiction, whether domestic or foreign;

(b)                                 To acquire by purchase, lease, contribution of property or otherwise, own, hold, operate, maintain, finance, improve, lease, sell, convey, mortgage, transfer, demolish or dispose of any real or personal property;

(c)                                  To negotiate, enter into, renegotiate, extend, renew, terminate, modify, amend, waive, execute, perform and carry out and take any other action with respect to contracts or agreements of any kind;

(d)                                 To purchase, take, receive, subscribe for or otherwise acquire, own, hold, vote, use, employ, sell, mortgage, lend, pledge or otherwise dispose of, and otherwise use and deal in and with, shares or other interests in or obligations of domestic or foreign corporations, associations, general or limited partnerships, trusts, limited liability companies, individuals or other Persons, or direct or indirect obligations of the United States or any government, state, territory, governmental district or municipality or any instrumentality of any of them;

(e)                                  To lend money, to invest and reinvest its funds, and to accept real and personal property for the payment of funds so loaned or invested;

(f)                                    To borrow money and issue evidence of indebtedness, and to secure the same by a mortgage, pledge, security interest or other lien on the assets of the Company;

(g)                                 To pay, collect, compromise, litigate, arbitrate or otherwise adjust or settle any other claims or demands of or against the Company or to hold such proceeds against the payment of contingent liabilities;

(h)                                 To sue and be sued, defend and participate in administrative or other proceedings in its name;

(i)                                     To appoint employees, officers, agents, consultants and representatives of the Company, and define their duties and fix their compensation;

(j)                                     To indemnify any Person in accordance with the Act and this Agreement;

(k)                                  To cease its activities and cancel its Certificate of Formation; and

(l)                                     To make, execute, acknowledge and file any documents or instruments necessary, convenient or incidental to the accomplishment of the purpose of the Company.

2.7  Certificates.  The filing of each of the Certificate of Conversion and Certificate of Formation by Steven D. Hunt is hereby ratified and confirmed and said Person is hereby designated as an authorized person within the meaning of the Act to execute, deliver and file the Certificate of Conversion and the Certificate of Formation, and said Person and such other Persons as may be designated from time to time by the Manager is hereby designated as authorized persons, within the meaning of the Act, to execute, deliver and file any amendments or restatements of the Certificate of Formation or any certificate of cancellation of the Certificate of Formation and any other certificates and any amendments or restatements thereof necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business.

2.8  Principal Office.  The principal executive office of the Company shall be located at such place as the Manager shall establish, and the Manager may from time to time change the location of the principal executive office of the Company to any other place within or without the State of Delaware.  The Manager may establish and maintain such additional offices and places of business of the Company, either within or without the State of Delaware, as it deems appropriate.  The records required to be maintained by the Act shall be maintained at one of the Company’s principal offices, except as required by the Act.

3.              MEMBERSHIP, CAPITAL CONTRIBUTIONS AND UNITS

3.1  Members.  The Members of the Company are as listed on Exhibit 3.1, as from time to time amended and supplemented in accordance with this Agreement after giving effect to the transactions that are part of the Reorganization.  Exhibit 3.1 shall be amended from time to time so that it sets forth the then current list of Members, the total amount of Capital Contributions made by each such Member and the number of Units held by such Member.

3.2  Member Interests and Units.  On the Effective Date, all outstanding Class A, Class A-1 and Class B Units shall be converted to New Class A Units as shown on Exhibit 3.1.  The Interests of the Members of the Company shall thereafter be divided into units (“Units”) of one Class, designated as New Class A Units.

3.3  Additional Units.  (a)  At any time NBI issues Class A Common Stock pursuant to a primary public offering registered under the Securities Act (other than the initial public offering of Class A Common Stock on Form S-1, including any exercises by the underwriters of their option to purchase additional shares with respect thereto) or in a private placement (but excluding transactions under the Exchange Agreement), the net proceeds received by NBI with respect to such shares, if any, shall be concurrently transferred to the Company and the Company shall issue to NBI one Unit registered in the name of NBI for each share of Class A Common Stock issued by NBI.

(b)                                 At any time NBI repurchases or redeems a share of Class A Common Stock, including, without limitation, with respect to the forfeiture of any unvested restricted stock awards or units or other restricted equity compensation or with respect to repurchases or redemptions made in the public market or in privately negotiated transactions, the Company shall, immediately prior to such repurchase or redemption, redeem one Unit registered in the name of NBI for every share of Class A Common Stock repurchased or redeemed by NBI, upon the same terms and for the same price (but not including any commissions, fees or taxes) as each share of Class A Common Stock is repurchased or redeemed by NBI.

(c)                                  (i)  In connection with the exercise of options pursuant to an NBI equity incentive plan (“Options”), NBI shall acquire additional Units from the Company.  NBI shall exercise its rights under this Section 3.3(c)(i) by giving written notice to the Company and all Members.  The notice shall specify the net number of shares of NBI Class A Common Stock issued by NBI pursuant to exercise of the Options.  The Company shall issue in turn the Units to which NBI is entitled under this Section 3.3(c)(i). The number of additional Units that NBI shall be entitled to receive under this Section 3.3(c)(i) shall be equal to the net number of shares of NBI Class A Common Stock issued by NBI pursuant to the exercise of the Options.  In consideration of the Units issued by the Company to NBI under this Section 3.3(c)(i), NBI shall contribute to the Company the net cash consideration, if any, received by NBI in exchange for the shares of NBI Class A Common Stock issued pursuant to exercise of the Options.

(ii)                                  In connection with the grant of NBI Class A Common Stock pursuant to an NBI equity incentive plan (including, without limitation, the issuance of restricted and non-restricted NBI Class A Common Stock, the payment of bonuses in NBI Class A Common Stock, the issuance of NBI Class A Common Stock in settlement of stock appreciation rights or otherwise), other than through the exercise of Options as contemplated in Section 3.3(c)(i), NBI shall deliver a notice to the Company and all Members specifying the date on which shares of such NBI common stock are vested under applicable law (“Vested NBI Shares”). The notice shall specify the number of Vested NBI Shares.  The Company shall (x) issue to NBI a number of Units equal to the number of Vested NBI Shares, and (y) if applicable and notwithstanding Section 5.2 hereof, make a special distribution to NBI in respect of such Units in an amount equal to any dividends paid or payable by NBI in respect of such Vested NBI Shares that accrued prior to vesting.  NBI shall contribute to the Company any cash consideration received by NBI in respect of such Vested NBI Shares.

(d)                                 The Company shall undertake all actions, including without limitation, a reclassification, distribution, division, combination or recapitalization, with respect to the Units, to (i) maintain at all times a one-to-one ratio between the number of Units owned by NBI and the number of outstanding shares of Class A Common Stock, disregarding, for purposes of maintaining the one-to-one ratio, the NBI Class B Common Stock, treasury stock, preferred stock or other securities of NBI that are not convertible into or exercisable or exchangeable for common stock of NBI and (ii) maintain the substantive economic ownership interests between and among the Members, including NBI, in the event of any reclassification, distribution, division, combination or recapitalization.  In the event of any issuance, transfer, cancellation or repurchase of Class A Common Stock by NBI in connection with the immediately preceding sentence, the Company shall engage in a concurrent issuance, transfer, cancellation or repurchase of an identical number of Units with respect to NBI to preserve such one-to-one ratio, and, subject to Section 3.3(c), to the extent that NBI has paid or received any net consideration in connection with any such transaction, the Company shall pay to or receive from NBI, as the case may be, such net consideration.

3.4  Capital Contributions.  Each Member’s Capital Contribution, if any, whether in cash or in-kind, and the number of Units issued to such Members shall be as set forth in Exhibit 3.1 or in the writing pursuant to which such Units were issued to such Member.  Any in-kind Capital Contributions shall be effected by a written assignment or such other documents as the Manager shall direct.  Any Member making an in-kind Capital Contribution agrees from time to time to do such further acts and execute such further documents as the Manager may direct to perfect the Company’s interest in such in-kind Capital Contribution.

3.5  Termination of Governance Rights.  Notwithstanding any other provision of this Agreement, if at any time after the Effective Date a Competing Business shall acquire (whether effected by merger, purchase of assets, lease, equity exchange or otherwise) Control of a Member (other than NBI), or a Member (other than NBI) shall Control, be Controlled by or under common Control with a Competing Business, then upon the occurrence of such event the Governance Rights of such Member and associated with such Member’s Interests shall automatically terminate, subject to Section 17.1.  In the event that a Founding Member shall at any time beneficially own less than 5% of the Post-IPO Units, then the Governance Rights associated with such Founding Member’s Interests shall automatically and permanently terminate, subject to Section 17.1.  For purposes of determining whether a Founding Member beneficially owns the requisite percentage of Post-IPO Membership Units, a Founding Member’s beneficial ownership of any Class A Common Stock, however obtained, shall be deemed to constitute ownership of Units on a one-for-one basis.

4.              CAPITAL ACCOUNTS

4.1  Allocations.  The Net Profit and Net Loss of the Company and any items of income, gain, deduction or loss that are specially allocated in any fiscal period shall be allocated among the Members as provided in Article 5.

4.2  Capital Accounts.  A separate account (each a “Capital Account”) shall be established and maintained for each Member which:

(a)                                  shall be increased by (i) the amount of cash and the fair market value of any other property contributed by such Member to the Company as a Capital Contribution (net of liabilities secured by such property or that the Company assumes or takes the property subject to) and (ii) such Member’s share of the Net Profit (or items of income or gain) of the Company; and

(b)                                 shall be reduced by (i) the amount of cash and the fair market value of any other property distributed to such Member (net of liabilities secured by such property or that the Member assumes or takes the property subject to) and (ii) such Member’s share of the Net Loss (or items of deductions or loss) of the Company.

It is the intention of the Members that the Capital Accounts of the Company be maintained in accordance with the provisions of Section 704(b) of the Code and the Regulations thereunder and that this Agreement be interpreted consistently therewith.

4.3  Revaluations of Assets and Capital Account Adjustments.  Unless otherwise determined by the Manager, immediately preceding the issuance of additional Units in exchange for cash, property or services to a new or existing Member and upon the redemption of the Interest of a Member, the then prevailing Asset Values of the Company shall be adjusted to equal their respective gross fair market values, as determined in good faith by the Manager, and any increase in the net equity value of the Company (Asset Values less liabilities) shall be credited to the Capital Accounts of the Members in the same manner as Net Profits are credited under Section 5.6 (or any decrease in the net equity value of the Company shall be charged in the same manner as Net Losses are charged under Section 5.6).  Accordingly, as of the date of issuance of additional Units or the redemption of all or a portion of a Member’s Interest in the Company, the Capital Accounts of Members will reflect both realized and unrealized gains and losses through such date and the net fair market value of the equity of the Company as of such date.

4.4  Additional Capital Account Adjustments.  Any income of the Company that is exempt from federal income tax shall be credited to the Capital Accounts of the Members in the same manner as Net Profits are credited under Section 5.6 when such income is realized.  Any expenses or expenditures of the Company which may neither be deducted nor capitalized for tax purposes (or are so treated for tax purposes) shall be charged to the Capital Accounts of the Members in the same manner as Net Losses are charged under Section 5.6.  If the Company is subject to an election under Section 754 of the Code or any comparable election under applicable state and local tax law to provide a special basis adjustment upon the transfer of an Interest in the Company or the distribution of property by the Company, Capital Accounts shall be adjusted to the limited extent required by the Regulations under Section 704 of the Code following such transfer or distribution.

4.5  Additional Capital Account Provisions.  No Member shall have the right to demand a return of all or any part of such Member’s Capital Contributions.  Any return of the Capital Contributions of any Member shall be made solely from the assets of the Company and only in accordance with the terms of this Agreement.  No interest shall be paid to any Member with respect to such Member’s Capital Contributions or Capital Account.  In the event that all or a portion of the Units of a Member are transferred in accordance with this Agreement, the transferee of such Units shall also succeed to all or the relevant portion of the Capital Account of the transferor.  Units held by a Member may not be transferred independently of the Interest to which the Units relate.

5.              DISTRIBUTIONS AND ALLOCATIONS OF PROFIT AND LOSS

5.1  Manager Determination.  The Manager shall determine the timing and the aggregate amount of any Distributions to Members; provided, however, that:

5.1.1                        Unless the Manager determines that a Tax Distribution made under Section 5.2.1 will cause the Company to violate a covenant of the Company’s then-existing financing agreements, the Manager shall make a Tax Distribution not later than the dates specified in Section 5.2.1.

5.1.2                        Unless the Manager determines that a Distribution made under Section 5.2.2 will cause the Company to violate a covenant of the Company’s then existing financing agreements, the Manager may make any additional Distributions under Section 5.2 to the Members in such aggregate amounts and on such occasions as the Manager may determine.

5.2  Distributions.  Distributions from the Company to its Members shall be made only after allocating the Net Profit or Net Loss of the Company through the date as of which the Distribution is being charged to the Capital Accounts of the Members.  Such Distributions shall be charged to the Capital Accounts of the Members in accordance with their respective Percentage Interests:

5.2.1                        Tax Distributions.  Subject to Section 5.1, the Company shall distribute to all Members prior to the tenth (10th) day after the end of each calendar quarter an aggregate amount equal to the Base Tax Rate times the allocations of taxable income made or expected to be made pursuant to this Article 5 for such quarter (the “Tax Distribution”).  This percentage shall be increased as appropriate to reflect any increase in highest marginal income tax rates following the Effective Date.  The Manager shall determine the amount to be distributed to the Members pursuant to this Section 5.2.1 in its reasonable discretion based on such reasonable assumptions as the Manager determines in good faith to be appropriate.  Tax Distributions shall be divided among the Members pro rata in accordance with their Percentage Interests.  The “Base Tax Rate” shall be equal to forty-eight percent (48%), provided, however, if the Alternative Tax Rate is higher than 48%, the Alternative Tax Rate shall be the Base Tax Rate.  The “Alternative Tax Rate” shall be the sum of (i) the Spread and (ii) the highest aggregate income tax rate that would be applicable to either an individual or corporate member computed assuming that (w) the individual or corporate member was taxed at the highest marginal Federal and highest marginal applicable state income tax rates (including, if applicable, the Medicare Tax, Self-Employment Tax, or New Tax), (x)  state income taxes are not deductible, (y) taking into account the allocation of the Company’s income for the prior year among the states in which such income would be subject to tax (irrespective of the member’s domicile), and (z)  the domicile of such person is in the Specified State that would result in the highest effective income tax rate.  The Specified States include California, Arizona, Iowa, Kansas, Missouri, Illinois, Nebraska, South Dakota, Minnesota, Illinois, Colorado, Oklahoma, Wyoming, Arkansas and Texas.  The “Spread” shall be 3.45 percentage points.  For purposes of computing taxable income under this Section 5.2.1, taxable income shall be determined without taking account the effect of any benefit to a Member under Section 743(b) or 734(b) of the Code.

5.2.2                        Other Distributions.  Next, to the Members in accordance with their Percentage Interests.

5.3  No Violation.  Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a Distribution to any Member on account of such Member’s Interest in the Company if such Distribution would violate Section 18-607 of the Act or other applicable law.

5.4  Withholdings.  All amounts withheld pursuant to the Code or any federal, state, local or foreign tax law with respect to any payment, distribution or allocation to the Company shall be treated as amounts paid to the Company.  The Manager is authorized to withhold from Distributions to Members, or with respect to allocations to Members and in each case to pay over to the appropriate federal, state, local or foreign government any amounts required to be so withheld.  The Manager shall allocate any such amounts to the Members in respect of whose Distribution or allocation the tax was withheld and shall treat such amounts as actually distributed to such Members.

5.5  Property Distributions and Installment Sales.  If any assets of the Company shall be distributed in kind pursuant to this Article 5, such assets shall be distributed to the Members entitled thereto in the same proportions as the Members would have been entitled to cash Distributions.  The amount by which the fair market value of any property to be distributed in kind to the Members exceeds or is less than the then prevailing Asset Value of such property shall, to the extent not otherwise recognized by the Company, be taken into account in determining Net Profit and Net Loss and determining the Capital Accounts of the Members as if such property had been sold at its fair market value immediately prior to such Distribution.  If any assets are sold in transactions in which, by reason of Section 453 of the Code, gain is realized but not recognized, such gain shall be taken into account when realized in computing gain or loss of the Company for purposes of allocation of Net Profit or Net Loss under this Article 5 and, if such sales shall involve substantially all the assets of the Company, the Company shall be deemed to have been dissolved and terminated notwithstanding any election by the Members to continue the Company for purposes of collecting the proceeds of such sales.

5.6  Net Profit or Net Loss.

5.6.1                        The “Net Profit” or “Net Loss” of the Company for each Fiscal Year or relevant part thereof shall mean the Company’s taxable income or loss for federal income tax purposes for such period (including all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code) with the following adjustments:

(a)                                  Gain or loss attributable to the disposition of property of the Company with an Asset Value different than the adjusted basis of such property for federal income tax purposes shall be computed with respect to the Asset Value of such property, and any tax gain or loss not included in Net Profit or Net Loss shall be taken into account and allocated for federal income tax purposes among the Members pursuant to Section 5.8.

(b)                                 Depreciation, amortization or cost recovery deductions with respect to any property with an Asset Value that differs from its adjusted basis for federal income tax purposes shall be computed in accordance with Asset Value, and any depreciation allowable for federal income tax purposes shall be allocated in accordance with Section 5.8.

(c)                                  Any items that are required to be allocated pursuant to Section 5.7 shall not be taken into account in determining Net Profit or Net Loss.

(d)                                 No Section 754 adjustments allocable to any Member shall be taken into account in the computation of Net Profit and Net Loss.

5.6.2                        Allocations of Net Profit and Net Loss.  The Net Profit and Net Loss of the Company for any relevant fiscal period shall be allocated and credited to the Capital Accounts of the Members in proportion with their Percentage Interests.

5.6.3                        Interpretation.  The Members intend for the allocation provisions set forth in this Agreement to comply with Section 704(b) of the Code and the Treasury Regulations thereunder and to appropriately reflect the Members’ rights to Distributions as set forth in Sections 5.2 and 13.3, and the Company shall interpret the provisions in accordance with such intent and make such adjustments as may be necessary to effect such intent; provided, however, that any such interpretation or adjustment shall affect only Capital Accounts and allocations and shall not affect any Member’s rights to Distributions as set forth in this Agreement.

5.7  Regulatory Allocations.  Although the Members do not anticipate that events will arise that will require application of this Section 5.7, provisions governing the allocation of taxable income, gain, loss, deduction and credit (and items thereof) are included in this Agreement as may be necessary to provide that the Company’s allocation provisions contain a so-called “Qualified Income Offset” and comply with all provisions relating to the allocation of so-called “Nonrecourse Deductions” and “Member Nonrecourse Deductions” and the chargeback thereof as set forth in the Regulations under Section 704(b) of the Code (the “Regulatory Allocations”); provided, however, that the Members intend that all Regulatory Allocations that may be required shall be offset by other Regulatory Allocations or special allocations of items so that each Member’s share of the Net Profit, Net Loss and capital of the Company will be the same as it would have been had the events requiring the Regulatory Allocations not occurred.  For this purpose the Manager, based on the advice of the Company’s auditors or tax counsel, is hereby authorized to make such special curative allocations of tax items as may be necessary to minimize or eliminate any distortions that may result from any required Regulatory Allocations.

5.8  Tax Allocations: Code Section 704(c) and Unrealized Appreciation or Depreciation.

5.8.1                        Contributed Assets.  In accordance with Section 704(c) of the Code, income, gain, loss and deduction with respect to any property contributed to the Company with an adjusted basis for federal income tax purposes different from the initial Asset Value at which such property was accepted by the Company shall, solely for tax purposes, be allocated among the Members so as to take into account such difference in the manner required by Section 704(c) of the Code and the applicable Regulations.

5.8.2                        Revalued Assets.  If upon the acquisition of additional Units in the Company by a new or existing Member the Asset Value of any the assets of the Company is adjusted pursuant to Section 4.3, subsequent allocations of income, gain, loss and deduction with respect to such assets shall, solely for tax purposes, be allocated among the Members so as to take into account such adjustment in the same manner as under Section 704(c) of the Code and the applicable Regulations.

5.8.3                        Elections and Limitations.  The allocations required by this Section 5.8 are solely for purposes of federal, state and local income taxes and shall not affect the allocation of Net Profits or Net Losses as between Members or any Member’s Capital Account.  All tax allocations required by this Section 5.8 shall be made using the so called “traditional method” described in Regulation 1.704-3(b).

5.8.4                        Allocations.  Except as noted above, all items of income, deduction and loss shall be allocated for federal, state and local income tax purposes in the same manner such items are allocated for purposes of calculating Net Profits and Net Losses.

6.              STATUS, RIGHTS AND POWERS OF MEMBERS AND
CERTAIN MEMBER AGREEMENTS

6.1  Limited Liability.  Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, expenses, obligations and liabilities of the Company, and no Member or Indemnified Person shall be obligated personally for any such debt, expense, obligation or liability of the Company solely by reason of being a Member or Indemnified Person or being a member or acting as a manager of the Company.  All Persons dealing with the Company shall have recourse solely to the assets of the Company for the payment of the debts, obligations or liabilities of the Company.  In no event shall any Member be required to make up any deficit balance in such Member’s Capital Account upon the liquidation of such Member’s Interest or otherwise.

6.2  Return of Distributions of Capital.  Except as otherwise expressly required by law, a Member, in such capacity, shall have no liability for obligations or liabilities of the Company in excess of (a) the amount of such Member’s Capital Contributions, (b) such Member’s share of any assets and undistributed profits of the Company and (c) to the extent required by law, the amount of any Distributions wrongfully distributed to such Member.  Except as required by law, no Member shall be obligated by this Agreement to return any Distribution to the Company or pay the amount of any Distribution for the account of the Company or to any creditor of the Company; provided, however, that if any court of competent jurisdiction holds that, notwithstanding this Agreement, any Member is obligated to return or pay any part of any Distribution, such obligation shall bind such Member alone and not any other Member or any Manager.  The provisions of the immediately preceding sentence are solely for the benefit of the Members and shall not be construed as benefiting any third party.  The amount of any Distribution returned to the Company by a Member or paid by a Member for the account of the Company or to a creditor of the Company shall be added to the account or accounts from which it was subtracted when it was distributed to such Member.

6.3  No Management or Control.  Except as expressly provided in this Agreement, no Member in its capacity as such shall take part in or interfere in any manner with the management of the business and affairs of the Company or have any right or authority to act for or bind the Company notwithstanding Section 18-402 of the Act.

6.4  Specific Limitations.  No Member shall have the right or power to: (a) withdraw or reduce such Member’s Capital Contribution except as a result of the dissolution of the Company or as otherwise provided by law or in this Agreement; (b) make voluntary Capital Contributions or to contribute any property to the Company other than cash; (c) bring an action for partition against the Company or any Company assets; (d) cause the termination and dissolution of the Company, except as set forth in this Agreement; or (e) upon the Distribution of its Capital Contribution require that property other than cash be distributed in return for its Capital Contribution.  Each Member hereby irrevocably waives any such rights.

6.5  Member Voting.  Except as otherwise set forth in this Agreement, all powers of the Members shall be exercised in accordance with Section 7.3 by the appointment of the Manager.

6.6  Required Consents.  Notwithstanding the grant of authority to the Manager pursuant to Section 7.3 and notwithstanding any other provision of this Agreement, so long as the total number of Units held by the Founding Members equals or exceeds 20% of the Post-IPO Membership Units, adjusted for any splits or combinations as provided in Section 3.3(d), none of the following actions shall be taken by the Company without the unanimous written consent of the Founding Members holding Units at the time the action is taken (but excluding any Founding Member subject to Section 3.5):

(a)                                  Without limitation of Section 17.1, any amendment, modification, supplement or restatement of or to this Agreement, other than an amendment, modification, supplement or restatement (i) being executed solely to reflect any dilution in such Member’s Interest resulting from the issuance of Units as contemplated by Article 3, (ii) being executed solely to reflect the acceptance of a new Member pursuant to Article 11 or (iii) being executed in conjunction with an acquisition (including acquisition by merger) by the Company solely to the extent necessary to consummate the acquisition; provided that any such amendment, modification, supplement or restatement treats all Members ratably based on their Percentage Interests.

(b)                                 Any amendment to the Management Services Agreement.

6.7  Restrictions on Member Competition.  In consideration of the mutual covenants and agreements of the Company and the Members set forth in this Agreement, each Member hereby covenants and agrees as follows:

(a)                                  Certain Activities of USPB Prohibited.  For so long as USPB or its Affiliates own or Control any Units of the Company, USPB and its Affiliates shall not, directly or indirectly, singularly or in the aggregate, own or Control more than five percent (5.0%) of the Ownership Interests of, or otherwise run, manage, operate, direct or Control, any Competing Business or any Competing Facility.

(b)                                 Certain Activities of NBPCo Holdings Prohibited.

(i)                                      For so long as NBPCo Holdings or its Affiliates owns or Controls any Units of the Company, NBPCo Holdings and its Affiliates shall not, directly or indirectly, singularly or in the aggregate, own or Control more than five percent

(5%) of the Ownership Interests of, or otherwise run, manage, operate, direct, or Control, any Competing Business or any Competing Facility.

(ii)                                   The members acknowledge and agree that NBPCo Holdings and its Affiliates directly and indirectly compete with the Company in segments of the beef market not constituting a Competing Business or a Competing Facility and nothing in this Agreement shall in any way limit NBPCo Holdings or its Affiliates ability to compete with the Company, subject to clauses (i), (iii), (iv) and (v) of this Section 6.7(b).

(iii)                                For so long as NBPCo Holdings or its Affiliates owns or Controls any Units of the Company, if at any time NBPCo Holdings or its Affiliates commences a venture on its own that directly or indirectly competes with the Company in a segment of the beef market, then NBPCo Holdings will offer the Company an opportunity to supply beef as a raw material to such business activity, on arms length terms and conditions.

(iv)                               For so long as NBPCo Holdings or its Affiliates owns or Controls any Units of the Company, if at any time NBPCo Holdings or its Affiliates commences a venture in conjunction with a Competitor of the Company, or a Competing Business or Competing Facility that directly or indirectly competes with the Company in a segment of the beef market, then NBPCo Holdings or its Affiliates will offer the Company in writing an opportunity to participate in a comparable venture on terms and conditions that are at least as favorable as the terms and conditions offered to and agreed with such Competitor.  If the Company fails, within thirty (30) days after being so presented with such opportunity, to accept such opportunity or otherwise fails to pursue such opportunity with reasonable diligence, the Company will waive its right to require NBPCo Holdings to continue such offer and shall likewise waive any claim that NBPCo Holdings’ engagement in such activity with a Competitor violates this Section 6.7(b).

(v)                                  NBPCo Holdings will not use its Ownership Interest in the Company, to gather Confidential Information from the Company or inappropriately block competitive projects of the Company, and NBPCo Holdings agrees not to use any such Confidential Information for any purpose not related to the Company’s conduct of its business or otherwise in a manner detrimental to the Company.  Notwithstanding any other provision of this Agreement, if NBPCo Holdings seeks to, or does acquire, engage in, or operate a venture of the type described above or otherwise competes with the Company, the Manager may restrict NBPCo Holdings’ access to Confidential Information in its sole discretion.

(c)                                  Severability.  If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 6.7 is invalid or unenforceable, the parties hereto agree that the court making the determination of invalidity or unenforceability will have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement will be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

6.8  Agreement to Negotiate Certain Requirements Contracts in Good Faith.  From and after the Effective Date, the Company and NBPCo Holdings agree to continue to meet and negotiate in good faith and on an arms’ length basis to ensure the Company’s ability to acquire all its requirements of NBPCo Holdings’ finished product and NBPCo Holdings’ ability to acquire all of its requirements of the Company’s trim with equal to or less than 50% lean, each on terms and conditions at least as favorable as the terms and conditions that party would permit any other Person to participate in such transactions.

6.9  Agreement Regarding Waiver of Right of Set-off.  Each of NBPCo Holdings and the Company hereby irrevocably waives any right to offset any payment due or claimed to be due to such party under this Agreement entered into between them against any amounts that are due or claimed to be due by the other party under any other such agreement, including without limitation the requirements contracts.

6.10                           Member Compensation; Expenses; Loans.

(a)                                  Except as otherwise provided in the Management Services Agreement, no Member shall receive any salary, fee, or draw for services rendered to or on behalf of the Company.  Except as otherwise approved, permitted or contemplated by or pursuant to a policy approved by the Manager, no Member shall be reimbursed for any expenses incurred by such Member on behalf of the Company.

(b)                                 Any Member or Affiliate may, to the extent approved by the Manager, lend or advance money to the Company (it being understood that no such loan or advance shall be deemed to take place in the ordinary course of business).  If any Member or Affiliate shall make any such permitted loan or loans to the Company or advance money on its behalf, the amount of any such loan or advance shall not be treated as a contribution to the capital of the Company but shall be a debt due from the Company.  Unless otherwise agreed by the lending Member or Affiliate and the Company and approved by the Manager, the amount of any such loan or advance by a lending Member or Affiliate shall be repayable out of the Company’s cash and shall bear interest at a rate not in excess of the prime rate established, from time to time, by any major bank selected by the Manager for loans to its most creditworthy commercial borrowers, plus up to six percent (6%) per annum as agreed upon by the Manager and the Member, and on such other terms and conditions no less favorable to the Company than if the lender had been an independent third party.  None of the Members or their Affiliates shall be obligated to make any loan or advance to the Company.

7.              DESIGNATION, RIGHTS, AUTHORITIES, POWERS, RESPONSIBILITIES
AND DUTIES OF THE MANAGER

7.1  Manager.  The Company shall be manager managed, with a single manager (the “Manager”), and the Manager shall be NBI so long as NBI is a Member.  NBI may not be removed as Manager except as provided in Section 7.5.  The Founding Members hereby terminate the Board of Managers established to conduct the business of the Company pursuant to the Original Agreement.

7.2  Resignation.  The Manager may resign at any time.  Such resignation shall be made in writing and shall take effect at the time specified therein or, if no time be specified then at the time of its receipt by the President or the Secretary or other Members of the Company.  The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation.

7.3  Authority of the Manager.  Subject to the provisions of this Agreement that require the consent or approval of one or more Members, the Manager shall have the exclusive power and authority to manage the business and affairs of the Company and to make all decisions with respect thereto.  Except as otherwise expressly provided in this Agreement, the Manager or Persons designated by the Manager, including officers and agents appointed by the Manager, shall be the only Persons authorized to execute documents which shall be binding on the Company.  To the fullest extent permitted by Delaware law, but subject to any specific provisions hereof granting rights to Members, the Manager shall have the power to perform any acts, statutory or otherwise, with respect to the Company or this Agreement, which would otherwise be possessed by the Members under Delaware law, and the Members shall have no power whatsoever with respect to the management of the business and affairs of the Company.  The power and authority granted to the Manager hereunder shall include all those necessary, convenient or incidental for the accomplishment of the purposes of the Company and shall include the power to make all decisions with regard to the management, operations, assets, financing and capitalization of the Company, including without limitation, the power and authority to undertake and make decisions concerning (in each case subject to the terms, conditions, and special approval requirements of this Agreement): (a) hiring and firing employees, attorneys, accountants, brokers, investment bankers and other advisors and consultants, (b) entering into leases for real or personal property, (c) opening bank and other deposit accounts and operations thereunder, (d) purchasing, constructing, improving, developing and maintaining real property, (e) purchasing insurance, goods, supplies, equipment, materials and other personal property, (f) borrowing money, obtaining credit, issuing notes, debentures, securities, equity or other interests of or in the Company and securing the obligations undertaken in connection therewith with mortgages on, pledges of and security interests in all or any portion of the real or personal property of the Company, (g) making investments in or the acquisition of securities of any Person, (h) giving guarantees and indemnities, (i) entering into contracts or agreements, whether in the ordinary course of business or otherwise, (j) mergers with or acquisitions of other Persons, (k) dissolution, (l) the sale or lease of all or any portion of the assets of the Company, (m) forming subsidiaries or joint ventures, (n) compromising, arbitrating, adjusting and litigating claims in favor of or against the Company and (o) all other acts or activities necessary, convenient or incidental for the accomplishment of the purposes of the Company.

7.4  Reliance by Third Parties.  Any person or entity dealing with the Company or the Members may rely upon a certificate signed by the Manager as to: (a) the identity of the Members, (b) the existence or non-existence of any fact or facts which constitute a condition precedent to acts by Members or are in any other manner germane to the affairs of the Company, (c) the Persons which are authorized to execute and deliver any instrument or document of or on behalf of the Company, (d) the authorization of any action by or on behalf of the Company by the Manager or any officer or agent acting on behalf of the Company or (e) any act or failure to act by the Company or as to any other matter whatsoever involving the Company or the Members.

7.5  Removal.  The Manager may only be removed by NBI.

7.6  Vacancies.  Any vacancy in the position of Manager may be filled by consent of all of the Members.

8.              DESIGNATION, RIGHTS, AUTHORITIES, POWERS, RESPONSIBILITIES
AND DUTIES OF OFFICERS AND AGENTS

8.1  Officers, Agents.  The Manager shall have the power to appoint officers and agents to act for the Company with such titles, if any, as the Manager deems appropriate and to delegate to such officers or agents such of the powers as are granted to the Manager hereunder, including the power to execute documents on behalf of the Company, as the Manager may in its sole discretion determine.  The officers so appointed may include persons holding titles such as Chief Executive Officer, President, Chief Financial Officer, Vice President, Controller and Secretary.  Unless the authority of the officer in question is limited or specified in the document appointing such officer or in such officer’s employment agreement or is otherwise specified or limited by the Manager, any officer so appointed shall have the same authority to act for the Company as a corresponding officer of a Delaware corporation would have to act for a Delaware corporation in the absence of a specific delegation of authority and as more specifically set forth in this Article 8.

8.2  Appointment.  The officers may be approved by the Manager at any time, and the Manager may delegate to any officer the power to elect or appoint any other officer or any agents.  Officers must be natural persons.

8.3  Tenure.  Each officer shall hold office until his or her respective successor is chosen and qualified unless a different period shall have been specified by the terms of his or her election or appointment, or in each case until he or she sooner dies, resigns, is removed or becomes disqualified.  Each agent shall retain its authority at the pleasure of the Manager, or the officer by whom he or she was appointed or by the officer who then holds agent appointive power.

8.4  Vacancies.  If the office of any officer becomes vacant, any person or body empowered to elect or appoint that officer may choose a successor.  Each such successor shall hold office for the unexpired term, and until its successor is chosen and qualified or in each case until he or she sooner dies, resigns, is removed or becomes disqualified.

8.5  Resignation and Removal.  The Manager may at any time remove any officer either with or without cause.  The Manager may at any time terminate or modify the authority of any agent.  Any officer may resign at any time by delivering his or her resignation in writing to the Manager, the Chief Executive Officer or the Secretary.  Such resignation shall be effective upon receipt unless specified to be effective at some other time, and without in either case the necessity of its being accepted unless the resignation shall so state.

8.6  Compensation.  Officers shall receive such compensation as may be determined from time to time by Manager or as otherwise provided in a written employment agreement or pursuant to the Management Services Agreement.

8.7  Delegation.  Unless prohibited by the Manager, an officer appointed by the Manager or acting pursuant to the Management Services Agreement, may delegate in writing some or all of the duties and powers of such person’s management position to other persons.  An officer who delegates the duties or powers of an office remains subject to the standard of conduct for an officer with respect to the discharge of all duties and powers so delegated.

9.              BOOKS, RECORDS, ACCOUNTING AND REPORTS

9.1  Books and Records.  The books and records of the Company shall reflect all the Company’s transactions and shall be appropriate and adequate for the Company’s business.  The Company shall maintain at its principal office or such other office as the Manager shall determine all of the following:

(a)                                  A current list of the full name and last known business or residential address of each Member and the Manager;

(b)                                 information regarding the amount of cash and a description and statement of the agreed value of any other property or services contributed by each Member and which each Member has agreed to contribute in the future, and the date on which each Member became a Member of the Company;

(c)                                  A copy of the Certificate and this Agreement, including any amendments to either thereof, together with executed copies of any powers of attorney pursuant to which the Certificate, this Agreement or any amendments have been executed;

(d)                                 Copies of the Company’s federal, state and local income tax or information returns and reports;

(e)                                  The financial statements of the Company; and

(f)                                    The Company’s books and records.

9.2  Delivery to Member, Inspection; etc.  Upon the request of any Member for any purpose reasonably related to such Member’s Interest, the Manager shall allow the Member and its designated representatives or agents, upon at least two business days prior written notice to the Manager and during reasonable business hours, to examine the Company’s books and records for such purpose at the Member’s sole cost and expense.  A Member requesting such an examination of the Company’s books and records may also request, and the Manager shall endeavor to cause, that representatives of the Company, and the independent certified public accountants for the Company be made available to discuss such books and records.  In addition each Member shall have the right to obtain from the Company such other information regarding the Company’s affairs and financial condition as is just and reasonable. The foregoing rights shall be subject to such reasonable standards as may be established by the Manager from time to time. The rights and privileges set forth in this Section 9.2 shall not apply (a) to any assignee of a Member except to the extent required by the Act, or (b) in any event to any Member who is employed by, retained by, Affiliated with or Controlled by a Competing Business at the time of request or examination.

9.3  Accounting; Fiscal Year.  The Company shall use the accrual method of accounting in preparing its financial reports and for tax purposes and shall keep its books and records accordingly. The Manager may, without any further consent of the Members (except as specifically required by the Code), apply for IRS consent to, and otherwise effect a change in, the Company’s Fiscal Year.

9.4  Reports.

(a)                                  In General.  The Chief Financial Officer or any other officer of the Company designated by the Manager shall be responsible for causing the preparation of financial reports of the Company and the coordination of financial matters of the Company with the Company’s accountants.

(b)                                 Periodic and Financial Reports.  The Company shall maintain and provide to each Member upon request, the financial statements listed in clauses (i) and (ii) below, prepared, in each case (other than Capital Contributions, Profits and Losses an other allocations, distributions and Capital Accounts with respect to Member’s Capital Accounts, which shall construed, determined and reported to Members in accordance with this Agreement) in accordance with GAAP.  If the Company’s fiscal year under GAAP shall be different from its Fiscal Year, then all references to “Fiscal Year” in this section shall refer to the fiscal year under GAAP.

(i)                                      As soon as practicable following the end of each Fiscal Year (and in any event not later than ninety (90) days after the end of such Fiscal Year), a balance sheet of the Company as of the end of such Fiscal Year and the related statements of operations, Members’ Capital Accounts and changes therein, and cash flows for such Fiscal Year, together with appropriate notes to such financial statements, and in each case, to the extent the Company was in existence, setting forth in comparative form the corresponding figures for the immediately preceding Fiscal Year.

(ii)                                   As soon as reasonably practicable following the end of each of the first three fiscal quarters of each Fiscal Year and following the end of each of the first eleven (11) fiscal months of each Fiscal Year (and in any event not later than forty-five (45) days after the end of such fiscal quarter or fiscal month, as the case may be), an unaudited balance sheet of the Company as of the end of such fiscal quarter or fiscal month, as the case may be, and the related unaudited statements of operations and cash flows for such fiscal quarter or fiscal month, as the case may be, and for the Fiscal Year to date, in each case, to the extent the Company was in existence, setting forth in comparative form the corresponding figures for the prior Fiscal Year’s fiscal quarter or fiscal month, as the case may be, and the fiscal quarter or fiscal month, as the case may be, just completed.

(c)                                  Other Reports.  The Manager shall cause to be delivered promptly to Members such other information that is customarily provided to shareholders or members, such as reports of adverse developments, management letters, communications with Members or Managers, press releases and registration statements.

9.5  Filings.  At the Company’s expense the Manager shall cause the income tax returns for the Company to be prepared and timely filed with the appropriate authorities and to have prepared and to furnish to each Member such information with respect to the Company (including without limitation a Schedule setting forth such Member’s distributive share of the Company’s income, gain, loss, deduction and credit as determined for federal income tax purposes) as is necessary to enable such Member to prepare such Member’s federal and state income tax returns.  The Manager, at the Company’s expense, shall also cause to be prepared and timely filed, with appropriate federal and state regulatory and administrative authorities, all reports required to be filed by the Company with those entities under then current applicable laws, rules and regulations.

9.6  Non-Disclosure.  Each Member agrees that, except as otherwise consented to by the Manager, all non-public information furnished to such Member pursuant to this Agreement or otherwise regarding the Company or its business that is not generally available to the public (“Confidential Information”) will be kept confidential and will not be disclosed by such Member, or by any of such Member’s agents, representatives or employees, in any manner, in whole or in part, except that (a) each Member shall be permitted to disclose such Confidential Information to those of such Member’s agents, representatives and employees who need to be familiar with such information in connection with such Member’s investment in the Company and who are charged with an obligation of confidentiality, (b) each Member shall be permitted to disclose such Confidential Information to such Member’s partners and equity holders so long as they agree to keep such information confidential on the terms set forth herein, (c) each Member shall be permitted to disclose such Confidential Information as may be required under federal, state or other securities laws, rules or regulations (including regulations or rules promulgated by the New York Stock Exchange or other self-regulatory organization) applicable to it, (d) each Member shall be permitted to disclose Confidential Information to the extent required by other law, so long as such Member shall have first provided the Company a reasonable opportunity to contest the necessity of disclosing such information and (e) each Member shall be permitted to disclose Confidential Information to the extent necessary for the enforcement of any right of such Member arising under this Agreement.  Notwithstanding the foregoing, each Member (and each employee, representative or other agent of the Member) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the Reorganization and all materials of any kind (including opinions or other tax analyses) that are provided to the Member relating to such tax treatment and tax structure.

9.7  Restrictions on Receipt.  The rights of Members to receive reports or to request information pursuant to this Article 9 shall be subject to Section 3.5.

10.       TAX MATTERS MEMBER

10.1                           Tax Matters Member.  The Manager shall designate a qualifying Member to act as the tax matters partner within the meaning of and pursuant to Regulations Sections 301.6231(a)(7)-1 and -2 or any similar provision under state or local law.  Unless and until another Member is designated as the tax matters partner by the Board, NBI shall be the tax matters partner of the Company and in such capacity is referred to as the “Tax Matters Member”.

10.2                           Indemnity of Tax Matters Member.  The Company shall indemnify and reimburse the Tax Matters Member for all expenses (including legal and accounting fees) incurred as Tax Matters Member pursuant to this Article 10 in connection with any administrative or judicial proceeding with respect to the tax liability of the Members attributable to interest in the Company.

10.3                           Tax Returns.  Unless otherwise directed by the Manager, all returns of the Company shall be prepared by the Company’s independent certified public accountants.

10.4                           Tax Elections.  The Manager shall, without any further consent of the Members being required (except as specifically required herein), cause the Company to make any and all elections for federal, state, local, and foreign tax purposes including, without limitation, any election, if permitted by applicable law: (i) to make the election provided for in Code Section 6231(a)(1)(B)(ii) or take any other action necessary to cause the provisions of Code Sections 6221 through 6231 to apply to the Company  (ii) to take any action necessary or appropriate to continue the election made by the Company pursuant to Code Section 754 or comparable provisions of state, local or foreign law as in effect at the Effective Date, including making a new or a protective Section 754 election, to assure such Section 754 election is and remains effective and that the Section 754 election is not revoked without the consent of all Members, and to adjust the basis of Property pursuant to Code Sections 734(b) and 743(b), or comparable provisions of state, local or foreign law, in connection with Transfers of Interests and Company distributions; (iii) with the consent of all of the Members, to extend the statute of limitations for assessment of tax deficiencies against the Members with respect to adjustments to the Company’s federal, state, local or foreign tax returns; and (iv) to the extent provided in Code Sections 6221 through 6231 and similar provisions of federal, state, local, or foreign law, to represent the Company and the Members before taxing authorities or courts of competent jurisdiction in tax matters affecting the Company or the Members in their capacities as Members, and to file any tax returns and execute any agreements or other documents relating to or affecting such tax matters, including agreements or other documents that bind the Members with respect to such tax matters or otherwise affect the rights of the Company and the Members.

10.5                           Tax Information.  Necessary tax information shall be delivered to each Member as soon as practicable after the end of each Fiscal Year of the Company but not later than five (5) months after the end of each Fiscal Year.

11.       TRANSFER OF INTERESTS

11.1                           Restricted Transfer.  Except for Transfers by NBI, Transfers pursuant to the Exchange Agreement, and Transfers pursuant to Article 12, no Member shall Transfer all or any part of its Units, or the economic or other rights that comprise such Member’s Interest.  The Company shall maintain a record of the ownership of Units which shall, initially, be as set forth on Exhibit 3.1 and which shall be amended from time to time to reflect transfers of ownership of Units.  Subject to restrictions on the transferability of Units as set forth herein, Units shall be transferred by delivery to the Company of an instruction by the registered owner of a Unit requesting registration of transfer of such Units and the recording of such transfer in the records of the Company.

11.2                           Consent.  Each Member hereby agrees that upon satisfaction of the terms and conditions of this Article 11 with respect to any proposed Transfer, the Person proposed to be such transferee may be admitted as a Member.

11.3                           Withdrawal of Member.  If a Member Transfers all of its Units as permitted under Section 11.1 and the transferee of such interest is admitted as a Member pursuant to Section 11.2, such transferee shall be admitted to the Company as a Member effective on the effective date of the Transfer or such other date as may be specified when the transferee is admitted and, immediately following such admission, the transferor Member shall cease to be a Member of the Company.  Upon the transferor Member’s withdrawal from the Company, the withdrawing Member shall not be entitled to any Distributions, or any other rights associated with an Interest in the Company, from and after the date of such withdrawal or transfer.

11.4                           Noncomplying Transfers Void.  Any Transfer in contravention of this Article 11 shall be void and of no effect, and shall not bind nor be recognized by the Company.

11.5                           Amendment of Exhibit 3.1.  In the event of the admission of any transferee as a Member of the Company, the Manager shall promptly amend Exhibit 3.1 to reflect such Transfer or admission, as the case may be, and it shall deliver promptly to each Member a copy of such amended Exhibit 3.1.

12.       TAKE-ALONG RIGHTS

12.1                           Take-Along Rights.

12.1.1                  Take-Along Right.  Each Member hereby agrees, if requested by NBI (for purposes of this Section 12.1.1, the “Initiating Seller”), to Transfer for value (for purposes of this Section 12.1, a “Sale”) the same percentage of Units then owned by the Member as is being sold by the Initiating Seller (for purposes of this Section 12.1, the “Sale Percentage”) to a Person other than an Affiliate of the Initiating Seller (for purposes of this Section 12.1, the “Proposed Transferee”) in the manner and on the terms set forth in this Section 12.1 in connection with the Sale by the Initiating Seller of the Sale Percentage of Units held by the Initiating Seller.

12.1.2                  Take-Along Notice.  If the Initiating Seller elects to exercise its rights under Section 12.1.1 (the “Take-Along Right”), a notice (a “Take-Along Notice”) shall be furnished by the Initiating Seller to the other Members (for purposes of this Section 12.1, the “Selling Members”).  A Take-Along Notice shall set forth the principal terms of the proposed Sale insofar as it relates to the Interest to be purchased from the Initiating Seller, the Sale Percentage, the per Unit purchase price and the name and address of the

Proposed Transferee.  If the Initiating Seller consummates the Sale referred to in the Take-Along Notice, the Selling Members shall be bound and obligated to sell the appropriate portion of such Selling Members’ Units in the Sale on the same terms and conditions as the Initiating Seller shall sell its Units.  If at the end of 120 days following the date of the effectiveness of the Take-Along Notice the Initiating Seller has not completed the Sale, the Selling Member shall be released from its obligation under the Take-Along Notice, and it shall be necessary for a new and separate Take-Along Notice to be furnished and the terms and provisions of this Section 12.1.2 to be separately complied with in order to consummate such Sale pursuant to this Section 12.1, unless the failure to complete such Sale resulted from any failure by the Selling Member to comply in any material respect with the terms of this Section 12.1.

12.1.3                  Consideration.  In the event the consideration to be paid in exchange for the Units in the proposed Sale includes any securities and the receipt thereof by any Selling Member would require under applicable law (i) the registration or qualification of such securities or of any Person as a broker or dealer or agent with respect to such securities or (ii) the provision to any Selling Member of any information other than such information as a prudent issuer would generally furnish in an offering made solely to “accredited investors” as defined in Regulation D, the Initiating Seller shall be obligated only to use its commercially reasonable efforts to cause such requirements to be complied with to the extent necessary to permit such Selling Member to receive such securities, it being understood and agreed that the Initiating Seller shall not be under any obligation to effect a registration of such securities under the Securities Act or similar statutes.  Notwithstanding any provisions of this Section 12.1.3, if use of reasonable efforts by the Initiating Seller shall not have resulted in such requirements being complied with to the extent necessary to permit such Selling Member to receive such securities, or if regulatory restrictions prevent a Selling Member from holding such securities and the Initiating Seller, after using commercially reasonable efforts, is unable to structure the transaction in a way that meets such regulatory requirements, the Initiating Seller shall cause to be paid to such Selling Member in lieu thereof, against surrender of the Interest which would have otherwise been sold by such Selling Member to the Proposed Transferee in the Sale, an amount in cash equal to the fair market value (as determined by the Manager in good faith) of the securities which such Selling Member would otherwise receive as of the date of the issuance of such securities in exchange for Members’ Units.  The obligation of the Initiating Seller to use commercially reasonable efforts to cause such requirements to have been complied with to the extent necessary to permit a Selling Member to receive such securities shall be conditioned on such Selling Member executing such documents and instruments, and taking such other actions (including without limitation, if required by the Initiating Seller, agreeing to be represented during the course of such transaction by a “purchaser representative” (as defined in Regulation D) in connection with evaluating the merits and risks of the prospective investment and acknowledging that he was so represented), as the Initiating Seller shall reasonably request in order to permit such requirements to be complied with.  Unless the Selling Member in question shall have taken all actions reasonably requested by the Initiating Seller in order to comply with the requirements under Regulation D, such Selling Member shall not have the right to require the payment of cash in lieu of securities under this Section 12.1.3.

12.1.4  Cooperation.  Each Selling Member in a Sale, whether in its capacity as such or as a Member, Manager, officer or agent of the Company, or otherwise, shall to the fullest extent permitted by law take or cause to be taken all such actions as may be reasonably requested in order expeditiously to consummate each Sale pursuant to Section 12.1 hereof and any related transactions, including, without limitation, executing, acknowledging and delivering consents, assignments, waivers and other documents or instruments; furnishing information and copies of documents; filing applications, reports, returns, filings and other documents or instruments with governmental authorities; and otherwise cooperating with the Initiating Seller and the Proposed Transferee; provided, however, that the Selling Members shall be obligated to become liable (severally and not jointly) in respect of any representations, warranties, covenants, indemnities or otherwise to the Proposed Transferee solely to the extent provided in the immediately following sentence.  Without limiting the generality of the foregoing, each Selling Member agrees to execute and deliver such agreements as may be reasonably specified by the Initiating Seller to which the Initiating Seller will also be party, including, without limitation, agreements to (a) make individual representations as to the title to its Interest and the power, authority and legal right to transfer such Interest to the extent such agreements are also made by the Initiating Seller and (b) be liable in respect of any purchase price escrow or adjustment provisions or reduction in purchase price as may apply to Members generally resulting from representations, warranties, covenants and indemnities in respect of the Company to the extent that the Initiating Seller is also liable; provided, however, that, (i) except with respect to individual representations, warranties, covenants, indemnities and other agreements of holders of Units, the aggregate amount of such liability shall not exceed the lesser of (a) such Selling Member’s pro rata portion of any such liability, in accordance with such Selling Member’s portion of the total value of Interests included in the Sale or (b) the proceeds to such Selling Member as a result of such Sale and (ii) with respect to individual representations, warranties, covenants, indemnities and other agreements of holders of Interests, the aggregate amount of such liability shall not exceed the proceeds to such Selling Member as a result of such Sale.

12.1.5  Closing.  The closing of a Sale pursuant to this Section 12.1 shall take place at such time and place as the Initiating Seller shall specify by reasonable advance notice to each Selling Member.  It is understood and agreed that the Initiating Seller shall not have any liability to any other Member arising from, relating to or in connection with any proposed transaction which has been the subject of a Take-Along Notice, whether or not such proposed transaction is consummated, other than liability for breach of the applicable provisions of this Agreement.

12.1.6  Remain Subject.  Units transferred pursuant to Section 12.1 shall remain subject to the provisions of this Agreement.

12.2         Tag-Along Rights.

12.2.1  Tag-Along Rights.  In the event NBI issues a Take-Along Notice to the other Members pursuant to Section 12.1.2 for Sales Percentages less than 100%, then each other Member shall have the right to require the purchase of all or a portion of the remaining Units held by that Member (the “Selling Member”), in addition to the Units to be sold pursuant to the Take Along Notice, as a condition to the proposed transaction.  Any Units purchased from a Selling Member pursuant to this Section 12.2.1 shall be paid for at the same price per Unit and in the same form of consideration, and shall be purchased on the same terms and conditions, as the Units being sold pursuant to Section 12.1.1.

12.2.2  Exercise of Tag-Along Right.  The Tag-Along Right may be exercised by a Selling Member by giving written notice to the Initiating Seller (the “Tag-Along Notice”) within 15 days following such Selling Member’s receipt of the Take-Along Notice (the “Tag-Along Period”) which shall identify the additional Units of each class to be sold.  Each Member who does not deliver a Tag-Along Notice to the Initiating Seller within the Tag-Along Period shall be deemed to have waived all of such Member’s rights under this Section 12.2 with respect to inclusion of such Member’s additional Units in such proposed Sale.

12.2.3  Irrevocable Offer.  The offer of each Selling Member contained in such Selling Member’s Tag-Along Notice shall be irrevocable, and, to the extent such offer is accepted, such Selling Member shall be bound and obligated to Transfer the additional Units in the proposed Sale on the same terms and conditions, as the Initiating Seller.

12.2.4  Default by Proposed Transferee.  In the event that the Proposed Transferee does not agree to purchase or the Proposed Transferee does not purchase the portion of such Selling Member’s Interests specified in any Tag-Along Notice on the same terms and conditions as specified in the applicable Take-Along Notice, then the Initiating Seller shall not be permitted to sell its Units to the Proposed Transferee unless the Initiating Seller in turn agrees to purchase from the Selling Member the Interests identified in the Tag-Along Notice concurrently with, and subject to the same terms and conditions as the Sale of Units pursuant to the Take-Along Notice.

12.3         Founding Members’ Tag-Along Rights

12.3.1  Tag-Along Right.  With respect to any proposed Transfer (for purposes of this Section 12.3, a “Sale”) by NBI (or its permitted transferees) as the Seller (for purposes of this Section 12.3, the “Initiating Seller”) of Units held by it to a Person (for purposes of Section 12.3, the “Proposed Transferee”), each Founding Member shall have the right (the “Tag-Along Right”) to include in the Sale any number of Units up to the total number of Units held by such other Founding Member (for purposes of this Section 12.3, each Founding Member so electing being referred to herein as a “Selling Member”).  Any Units purchased from a Selling Member pursuant to this Section 12.3 shall be paid for at the same price per Unit and in the same form of consideration, and shall be purchased on the same terms and conditions, as the Units being transferred by the Initiating Seller.

12.3.2  Notice of Proposed Sale.  The Initiating Seller shall, not less than 30 days prior to a proposed Sale to which Section 12.3.1 is applicable, give written notice to each other Member of such proposed Sale.  Such notice (the “Notice of Proposed Sale”) shall set forth:  (a) the number of Units proposed to be transferred, (b) the name and address of the Proposed Transferee, (c) the maximum and minimum per Unit purchase price or, if not in cash, proposed consideration and the other principal terms and conditions of the proposed Sale, (d) that the Proposed Transferee has been informed of the Tag-Along Right provided for in Section 12.3.1 and has agreed to purchase Units in accordance with the terms of this Section 12.3 and (e) that the Initiating Seller has agreed to consummate the Sale, subject only to any required regulatory approvals, this Section 12.3 and Article 11 of this Agreement.

12.3.3  Exercise of Tag-Along Right.  The Tag-Along Right may be exercised by a Selling Member by giving written notice to the Initiating Seller (the “Tag-Along Notice”) within 15 days following such Selling Member’s receipt of the Notice of Proposed Sale (the “Tag-Along Period”) identifying the number of Units the Selling Member purposes to sell.  Each Founding Member who does not deliver a Tag-Along Notice to the Initiating Seller within the Tag-Along Period shall be deemed to have waived all of such Founding Member’s rights under this Section 12.3 with respect to inclusion of such Founding Member’s Units in such proposed Sale, and the Initiating Seller, subject to the participation of the Selling Members, if any, shall have the right, for a 180-day period after the expiration of the Tag-Along Period (or for such longer period of time as may be required to obtain any final regulatory approvals, which the Initiating Seller agrees to use its reasonable best efforts to obtain) to Transfer the Units specified in the Notice of Proposed Sale to the Proposed Transferee at a per Unit purchase price no greater than the maximum (and no less than the minimum) per Unit purchase price set forth in the Notice of Proposed Sale and on other principal terms which are not materially more favorable to the Initiating Seller and the Selling Members than those set forth in the Notice of Proposed Sale.

12.3.4  Default by Proposed Transferee.  In the event that the Proposed Transferee does not agree to purchase or the Proposed Transferee does not purchase the portion of each Selling Member’s Interest specified in any Tag-Along Notice on the same terms and conditions as specified in the applicable Notice of Proposed Sale, then the Initiating Seller shall not be permitted to sell its Units to the Proposed Transferee unless the Initiating Seller in turn agrees to acquire the Interests identified in the Tag-Along Notice from the Selling Member concurrently with, and subject to the same terms and conditions as, the Sale of Units by the Initiating Seller.

12.3.5  Irrevocable Offer.  The offer of each Selling Member contained in such Selling Member’s Tag-Along Notice shall be irrevocable, and, to the extent such offer is accepted, such Selling Member shall be bound and obligated to Transfer in the proposed Sale on the same terms and conditions, as the Initiating Seller, up to such amount of Units as such Selling Member shall have specified in such Selling Member’s Tag-Along Notice; provided, however, that (a) if the principal terms of the proposed Sale change with the result that the per Unit purchase price shall be less than the minimum per Unit purchase price set forth in the Notice of Proposed Sale to Founding Members or the other principal terms shall be materially less favorable to the Initiating Seller and the Selling Members than those set forth in the Notice of Proposed Sale to Founding Members, each Selling Member shall be permitted to withdraw the offer contained in such Selling Member’s Tag-Along Notice and shall be released from such Selling Member’s obligations thereunder, (b) the Selling Members shall be obligated to sell only the Sale Percentage of total Units held by the Selling Members equal to the percentage of total Units being sold by the Initiating Seller and (c) if at the end of the 180th day following the date of the effectiveness of the Notice of Proposed Sale (or for such longer period of time as may be required to obtain any final regulatory approvals, which the Initiating Seller agrees to use its reasonable best efforts to obtain) the Initiating Seller has not completed the proposed Sale, each Selling Member shall be released from the obligations under such Member’s respective Tag-Along Notice, any related Notice of Proposed Sale shall be null and void, and it shall be necessary for separate such notice to be furnished, and the terms and provisions of this Section 12.3 separately complied with, in order to consummate such Sale pursuant to this Section 12.3.

12.3.6  Additional Compliance.  If, prior to consummation, the terms of the proposed Sale shall change with the result that the per Unit purchase price shall be greater than the maximum per Unit purchase price set forth in any Notice of Proposed Sale or the other principal terms shall be materially more favorable to the Initiating Seller and the Selling Members than those set forth in such Notice of Proposed Sale, then, unless all Founding Members have exercised their Tag-Along Rights, such Notice of Proposed Sale shall be null and void, and it shall be necessary for a separate such Notice of Proposed Sale to be furnished, and the terms and provisions of this Section 12.3 separately complied with, in order to consummate such proposed Sale pursuant to this Section 12.3.

13.  DISSOLUTION OF COMPANY

13.1         Termination of Membership.  No Member shall resign or withdraw from the Company except that, subject to the restrictions set forth in Article 11, any Member may Transfer its Interest in the Company to a transferee and a transferee may become a Member in place of the Member assigning such Interest.

13.2         Events of Dissolution.  The Company shall be dissolved upon the happening of any of the following events: (a) the entry of a decree of judicial dissolution under Section 18-802 of the Act, (b) the determination of the Manager, or (c) the disposition of all of the Company’s assets.

13.3         Liquidation.  Upon dissolution of the Company for any reason, the Company shall immediately commence to wind up its affairs.  A reasonable period of time shall be allowed for the orderly termination of the Company’s business, discharge of its liabilities, and distribution or liquidation of the remaining assets so as to enable the Company to minimize the normal losses attendant to the liquidation process.  The Company’s property and assets or the proceeds from the liquidation thereof shall be distributed so as not to contravene the Act and shall be otherwise in compliance with Section 5.2.  A full accounting of the assets and liabilities of the Company shall be taken and a statement thereof shall be furnished to each Member promptly after the distribution of all of the assets of the Company.  Such accounting and statements shall be prepared under the direction of the Manager.

13.4         No Action for Dissolution.  The Members acknowledge that irreparable damage would be done to the goodwill and reputation of the Company if any Member should bring an action in court to dissolve the Company under circumstances where dissolution is not required by Section 13.2.  This Agreement has been drawn carefully to provide fair treatment of all parties and equitable payment in liquidation of the Interests of all Members.  Accordingly, except where the Manager has failed to liquidate the Company as required by Section 13.3 and except as specifically provided in Section 18-802 of the Act, each Member hereby waives and renounces its right to initiate legal action to seek dissolution or to seek the appointment of a receiver or trustee to liquidate the Company.

13.5         No Further Claim.  Upon dissolution, each Member shall have recourse solely to the assets of the Company for the return of such Member’s capital, and if the Company’s property remaining after payment or discharge of the debts and liabilities of the Company, including debts and liabilities owed to one or more of the Members, is insufficient to return the aggregate Capital Contributions of each Member, such Member shall have no recourse against the Company, the Manager or any other Member.

14.  INDEMNIFICATION

14.1         General.  To the fullest extent permitted by law, the Company shall indemnify, defend and hold harmless the Manager, each Member, including the Tax Matters Member in such Member’s capacity as such, each such Person’s officers, directors, partners, members, shareholders and employees, and the employees and officers of the Company (all indemnified persons being referred to as “Indemnified Persons” for purposes of this Article 14), from any liability, loss or damage incurred by the Indemnified Person by reason of any act performed or omitted to be performed by the Indemnified Person in connection with the business of the Company, by reason of the fact that the Indemnified Person is or was serving at the request of the Company as a director, officer, partner, trustee, employee, representative or agent of another limited liability company, corporation, partnership, joint venture, trust, nonprofit entity or other enterprise (including without limitation, any trade association) from liabilities or obligations of the Company imposed on such Person by virtue of such Person’s position with the Company and from liabilities, losses or damages arising from any breach by the Company of any of the representations, warranties and covenants of the Company contained herein, including reasonable attorneys’ fees and costs and any amounts expended in the settlement of any such claims of liability, loss or damage; provided, however, that if the liability, loss, damage or claim arises out of any action or inaction of an Indemnified Person, indemnification under this Section 14.1 shall be available only if the action or inaction did not constitute fraud or willful misconduct by the Indemnified Person; provided, further, however, that indemnification under this Section 14.1 shall be recoverable only from the assets of the Company and not from any assets of the Members.  The Company shall pay or reimburse reasonable attorneys’ fees and expenses of an Indemnified Person as incurred, provided that such Indemnified Person executes an undertaking to repay the amount so paid or reimbursed in the event of a final non-appealable determination by a court of competent jurisdiction that such Indemnified Person is not entitled to indemnification under this Article 14, provided, however, the Company shall pay or reimburse an Indemnified Person who participates in performing the function of Manager in the same manner as provided in Sections 9.2 and 9.3 of the Amended and Restated Certificate of Incorporation of NBI.  The Company may pay for insurance covering liability of the Indemnified

Persons for negligence in operation of the Company’s affairs.  In the event that an Indemnified Person is separately entitled to indemnification from the Manager, the indemnification provided under this Agreement shall be primary.

14.2         Exculpation.  No Indemnified Person shall be liable, in damages or otherwise, to the Company or to any Member for any loss that arises out of any act performed or omitted to be performed by it, him or her pursuant to the authority granted by this Agreement if (a) either (i) the Indemnified Person, at the time of such action or inaction, determined in good faith that such Indemnified Person’s course of conduct was in, or not opposed to, the best interests of the Company, or (ii) in the case of inaction by the Indemnified Person, the Indemnified Person did not intend such Indemnified Person’s inaction to be harmful or opposed to the best interests of the Company and (b) the conduct of the Indemnified Person did not constitute fraud or willful misconduct by such Indemnified Person.

14.3         Persons Entitled to Indemnity.  Any Person who is within the definition of “Indemnified Person” at the time of any action or inaction in connection with the business of the Company shall be entitled to the benefits of this Article 14 as an “Indemnified Person” with respect thereto, regardless of whether such Person continues to be within the definition of “Indemnified Person” at the time of such Indemnified Person’s claim for indemnification or exculpation hereunder.

14.4         Procedure Agreements.  The Company may enter into an agreement with any of its officers, employees, consultants, counsel and agents, or the Manager, setting forth procedures consistent with applicable law for implementing the indemnities provided in this Article 14.

14.5         Duties of the Manager.  Without limiting applicability of any other provision of this Agreement, including without limitation the other provisions of this Article 14, which shall control notwithstanding anything to the contrary in this Section 14.5, the following provisions shall be applicable to the Manager:

(a)           The Manager shall have the benefit of the business judgment rule to the same extent as if the Manager were a director of a Delaware corporation.

(b)           The Manager shall have the same duties of care and loyalty as such Person would have if such Person were directors of a Delaware corporation but in no event shall the Manager be liable for any action or inaction for which exculpation is provided under Section 14.2.

14.6         Interested Transactions.  To the fullest extent permitted by law, the Manager shall not be deemed to have breached its duty of loyalty to the Company or the Members (and the Manager shall not be liable to the Company or to the Members for breach of any duty of loyalty or analogous duty) with respect to any action or inaction in connection with or relating to any transaction that was approved in accordance with Section 6.6.

14.7         Fiduciary and Other Duties.  An Indemnified Person acting under this Agreement shall not be liable to the Company or to any other Indemnified Person for his, her or its good faith reliance on the provisions of this Agreement.  The provisions of this Agreement, to the extent that they restrict the duties (including fiduciary duties) and liabilities of an Indemnified

Person otherwise existing at law or in equity, are agreed by the parties hereto to replace such other duties and liabilities of such Indemnified Person.

15.  REPRESENTATIONS AND COVENANTS BY THE MEMBERS

Each Member hereby represents and warrants to, and agrees with, the Manager, the other Members and the Company as follows:

15.1         Investment Intent.  Such Member is acquiring such Member’s Interest with the intent of holding the same for investment for such Member’s own account and without the intent or a view of participating directly or indirectly in any distribution of such Interests within the meaning of the Securities Act or any applicable state securities laws.

15.2         Securities Regulation.  Such Member acknowledges and agrees that such Member’s Interest is being issued and sold in reliance on the exemption from registration under the Securities Act and exemptions contained in applicable state securities laws, and that such Member’s Interest cannot and will not be sold or transferred except in a transaction that is exempt under the Securities Act and applicable state securities laws or pursuant to an effective registration statement under the Securities Act and applicable state securities laws.  Such Member understands that such Member has no contractual right for the registration under the Securities Act of such Member’s Interest for public sale and that, unless such Member’s Interest is registered or an exemption from registration is available, such Member’s Interests may be required to be held indefinitely.

15.3         Knowledge and Experience.  Such Member has such knowledge and experience in financial, tax and business matters as to enable such Member to evaluate the merits and risks of such Member’s investment in the Company and to make an informed investment decision with respect thereto.

15.4         Economic Risk.  Such Member is able to bear the economic risk of such Member’s investment in such Member’s Interest.

15.5         Binding Agreement.  Such Member has all requisite power and authority to enter into and perform this Agreement and this Agreement is and will remain such Member’s valid and binding agreement, enforceable in accordance with its terms (subject, as to the enforcement of remedies, to any applicable bankruptcy, insolvency or other laws affecting the enforcement of creditors rights).

15.6         Tax Position.  Unless such Member provides prior written notice to the Company, such Member will not take a position on such Member’s federal income tax return, in any claim for refund or in any administrative or legal proceedings that is inconsistent with this Agreement or with any information return filed by the Company.

15.7         Information.  Such Member has received all documents, books and records pertaining to an investment in the Company requested by such Member.  Such Member has had a reasonable opportunity to ask questions of and receive answers concerning the Company, and all such questions have been answered to such Member’s satisfaction.

15.8         Licenses and Permits.  Such Member will cooperate in providing such information, in signing such documents and in taking any other action as may reasonably be requested by the Company in connection with obtaining any foreign, federal, state or local license or permit needed to operate its business or the business of any entity in which the Company invests.

16.  CREATION OF HOLDING COMPANY

Upon the unanimous determination by the Founding Members that a C corporation (within the meaning of Code Section 1361(a)(2)) should be formed as the parent corporation of NBI in a transaction that qualifies as an exchange under Code Section 351, or in the event that an Alternative Tax Rate Event (as defined hereafter) shall occur, all of the Members agree to take any and all action necessary to effect such transaction as an exchange under Code Section 351 in the most Federal income tax efficient manner.  “Alternative Tax Rate Event” means an increase in the Alternative Tax Rate, as determined by the Manager pursuant to Section 5.2.1, above 62% provided that the Founding Members may from time to time, by unanimous written notice to the Manager, amend the percentage used in the definition of Alternative Tax Rate Event.  The exchange transaction shall occur within [   ] days following the unanimous Founding Member determination or the Alternative Tax Rate Event, as the case may be, unless an alternative time period is unanimously agreed upon by the Founding Members or the Founding Members unanimously agree not to proceed with the exchange transaction.  This right is being created so that the Founding Members can convert their ownership in NBP LLC into stock of a publicly traded corporation on a tax-free basis.  This section shall terminate at such time as the Founding Members cease to hold shares of NBI having the right to cast more than 50% of the votes for the election of directors.

17.  AMENDMENTS TO AGREEMENT

17.1         Amendments.  This Agreement may be modified or amended with the prior written consent of the Manager, subject to Section 6.6.  Notwithstanding the foregoing provisions of this Section 17.1, this Section 17.1 may not be amended without the approval of each Member, and other provisions of this Agreement may not be amended without the approval of each Member affected if the amendment (a) would reduce any such Member’s Interests or would reduce the allocation to such Member of Net Profit or Net Loss, or would reduce the Distributions of cash or property to such Member from that which is provided or contemplated herein, unless such amendment treats all Members ratably based on their Interests and such amendment is being executed to reflect (i) any dilution in such Member’s Interest resulting from the issuance of Units contemplated by Article 3 or (ii) the acceptance of a new Member pursuant to Article 11 or (b) would increase such Person’s obligation to make Capital Contributions or obligation with respect to other liabilities.  All amendments to this Agreement will be sent to each Member promptly after the effectiveness thereof.

17.2         Corresponding Amendment of Certificate.  The Manager shall cause to be prepared and filed any amendment to the Certificate that may be required to be filed under the Act as a consequence of any amendment to this Agreement.

17.3         Binding Effect.  Any modification or amendment to this Agreement pursuant to this Article 17 shall be binding on all Members.

18.  GENERAL

18.1         Successors; Delaware Law; Etc.  This Agreement: (a) shall be binding upon the executors, administrators, estates, heirs and legal successors of the Members, (b) shall be governed by and construed in accordance with the laws of the State of Delaware, and (c) may be executed in more than one counterpart, all of which together shall constitute one agreement, contains the entire contract among the Members as to the subject matter hereof.  The waiver of any of the provisions, terms or conditions contained in this Agreement shall not be considered as a waiver of any of the other provisions, terms or conditions hereof.

18.2         Notices, Etc.  All notices and other communications required or permitted hereunder shall be in writing and shall be deemed effectively given upon personal delivery or receipt (which may be evidenced by a return receipt if sent by registered mail or by signature if delivered by courier or delivery service), addressed (a) if to any Member, at the address of such Member set forth in the records of the Company or at such other address as such Member shall have furnished to the Company in writing as the address to which notices are to be sent hereunder, and (b) if to the Company or to the Manager to it at:  12200 N. Ambassador Drive, Kansas City, MO  64163.

18.3         Execution of Documents.  From time to time after the date of this Agreement, upon the request of the Manager, each Member shall perform, or cause to be performed, all such additional acts, and shall execute and deliver, or cause to be executed and delivered, all such additional instruments and documents, as may be required to effectuate the purposes of this Agreement.  Each Member, including each new and substituted Member, by the execution of this Agreement or by agreeing in writing to be bound by this Agreement, irrevocably constitutes and appoints the Manager or any Person designated by the Manager to act on such Member’s behalf for purposes of this Section 18.3 as such Member’s true and lawful attorney-in-fact with full power and authority in such Member’s name and stead to execute, deliver, swear to, file and record at the appropriate public offices such documents as may be necessary or appropriate to carry out this Agreement, including:

(a)           all certificates and other instruments (specifically including counterparts of this Agreement), and any amendment thereof, that the Manager deems appropriate to qualify or to continue the Company as a limited liability company in any jurisdiction in which the Company may conduct business or in which such qualification or continuation is, in the opinion of the Manager, necessary to protect the limited liability of the Members;

(b)           all amendments to this Agreement adopted in accordance with the terms hereof and all instruments that the Member deems appropriate to reflect a change or modification of the Company in accordance with the terms of this Agreement; and

(c)           all conveyances and other instruments that the Manager deems appropriate to reflect the dissolution of the Company.

The appointment by the Manager or any Person designated by it to act on its behalf for purposes of this Section 18.3 as such Member’s attorney-in-fact shall be deemed to be a power coupled with an interest, in recognition of the fact that each of the Members under this Agreement will be relying upon the power of the Manager to act as contemplated by this Agreement in any filing and other action by him, her or it on behalf of the Company, and shall survive the bankruptcy, dissolution, death, adjudication of incompetence or insanity of any Member giving such power and the transfer or assignment of all or any part of such Member’s Interests; provided, however, that in the event of a Transfer by a Member of all of its Interest, the power of attorney given by the transferor shall survive such assignment only until such time as the transferee shall have been admitted to the Company as a substituted Member and all required documents and instruments shall have been duly executed, filed, and recorded to effect such substitution.

18.4         Consent to Jurisdiction.  Other than with respect to Sections 6.8, each of the parties agrees that all actions, suits or proceedings arising out of or based upon this Agreement or the subject matter hereof shall be brought and maintained exclusively in the federal courts located in the State of Kansas.  Each of the parties hereby by execution hereof (i) hereby irrevocably submits to the jurisdiction of the federal courts located in the State of Kansas for the purpose of any action, suit or proceeding arising out of or based upon this Agreement or the subject matter hereof and (ii) hereby waives to the extent not prohibited by applicable law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such action, suit or proceeding, any claim that he or it is not subject personally to the jurisdiction of the above-named court, that he or it is immune from extraterritorial injunctive relief or other injunctive relief, that its property is exempt or immune from attachment or execution, that any such action, suit or proceeding may not be brought or maintained in one of the above-named court should be dismissed on the grounds of forum non conveniens, should be transferred to any court other than one of the above-named court, should be stayed by virtue of the pendency of any other action, suit or proceeding in any court other than one of the above-named court, or that this Agreement or the subject matter hereof may not be enforced in or by any of the above-named court.  Each of the parties hereto hereby consents to service of process in any such suit, action or proceeding in any manner permitted by the laws of the State of Kansas, agrees that service of process by registered or certified mail, return receipt requested, at the address specified in or pursuant to Section 18.2 hereof is reasonably calculated to give actual notice and waives and agrees not to assert by way of motion, as a defense or otherwise, in any such action, suit or proceeding any claim that service of process made in accordance with Section 18.2 hereof does not constitute good and sufficient service of process.  The provisions of this Section 18.4 shall not restrict the ability of any party to enforce in any court any judgment obtained in the federal courts located in the State of Kansas.

18.5         Waiver of Jury Trial.  To the extent not prohibited by applicable law which cannot be waived, the Company and each Member hereby waives, and covenant that they will not assert (whether as plaintiff, defendant or otherwise), any right to trial by jury in any forum in respect of any issue, claim, demand, action or cause of action arising out of or based upon this agreement or the subject matter hereof, whether now existing or hereafter arising and whether sounding in tort or contract or otherwise.

18.6         Severability.  If any provision of this Agreement is determined by a court to be invalid or unenforceable, that determination shall not affect the other provisions hereof, each of which shall be construed and enforced as if the invalid or unenforceable portion were not contained herein.  Such invalidity or unenforceability shall not affect any valid and enforceable application thereof, and each such provision shall be deemed to be effective, operative, made, entered into or taken in the manner and to the full extent permitted by law.

18.7         Table of Contents, Headings.  The table of contents and headings used in this Agreement are used for administrative convenience only and do not constitute substantive matter to be considered in construing this Agreement.

18.8         No Third Party Rights.  Except for the provisions of Section 7.4 and Article 14, the provisions of this Agreement are for the benefit of the Company, the Manager and the Members and no other Person, including creditors of the Company, shall have any right or claim against the Company, the Manager or any Member by reason of this Agreement or any provision hereof or be entitled to enforce any provision of this Agreement.

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THE PARTIES HAVE EXECUTED THIS AGREEMENT AS OF THE DATE FIRST SET FORTH ABOVE.

U.S. PREMIUM BEEF, LLC

By:
Its:

NBPCO HOLDINGS, LLC

By:
Its:

TKK INVESTMENTS, LLC

By:
Its:

TMKCo, LLC

By:
Its:

NATIONAL BEEF, INC.

By:
Its:

NATIONAL BEEF PACKING COMPANY, LLC

By:
Its:

Exhibit 3.1

MEMBERS OF THE COMPANY, CAPITAL CONTRIBUTIONS AND ISSUANCE OF UNITS

[RESERVED]

1